FAB Universal Announces A 74% Increase in LibsynPro Revenues

Sees Continued Growth in Professional & Premium Services

PITTSBURGH, PA – November 8, 2012 – FAB Universal (NYSE MKT: FU), a worldwide distributor of digital entertainment, today announced 2012 third quarter revenue growth of 74% over the third quarter of 2011 for its LibsynPro publishing platform.

Revenues for the professional hosting service realized a 41% increase in the third quarter versus the second quarter of 2012.

LibsynPro serves professional and enterprise level organizations with a suite of powerful publishing and monetization tools to manage networks of podcasts and media entertainment.  As more organizations look for ways to generate revenue through mobile content distribution, LibsynPro clients will continue to grow.

"With over 2 million mobile page views a day and a tech savvy readership, The Washington Times is well positioned to expand its mobile programming and revenue opportunities," says Brian Bauman, The Washington Times Marketing Director. "We are excited to work with LibsynPro to reach both our subscription and revenue goals.”

The LibsynPro team is currently working with The Washington Times to launch up to 8 hours of daily online radio programming that will include some of the biggest names in politics and talk radio.  The Washington Times will utilize Libsyn's paid subscription platform to offer audiences both annual and monthly memberships, as well as subscription based smartphone apps.

Overall podcast monetization revenues grew by 71% in the third quarter of 2012, versus the same period for 2011.  Podcast monetization growth was fueled by an increase in Premium Paid Podcast Subscriptions and the resurgence of previously announced advertising revenues.

Libsyn’s Premium Subscription revenues increased in the third quarter, up 299% from the second quarter of 2012.  The company continues to see growth as more Libsyn podcast producers and media networks on LibsynPro launch subscription offerings for their content.

Recently, the widely popular Australian comedy duo Hamish and Andy also launched their premium subscription offering and smartphone apps with LibsynPro.  Fans of the show, of which there are 1.6 million on Facebook alone, can access 1,300 past episodes for just $7.99 a year.

About FAB Universal Corp:

FAB Universal Corp. is a global leader in digital media entertainment sales and distribution. FAB delivers media to its customers worldwide through Intelligent Kiosks, Retail Stores, Retail Franchises and online through Apple iTunes and Google Android through three business units: Digital Media Services, Retail Media Sales and Wholesale

Media Distribution.  We distribute billions of movie, music, podcast, TV show and other digital files to consumers in 240 countries.  Sales of digital media are generated through kiosks networks, subscription sales for mobile devices, smartphone Apps and Netflix-like subscription models. In 2011, we distributed billions of downloads of copyrighted music, video games, ringtones, ebooks, movies and podcasts to over 50 million people worldwide through iPods, iPhones, iPads, iTunes, Blackberrys, Windows Phones, Androids and many other devices and destinations.  We are a publicly held, Pittsburgh based company with thousands of shareholders and a world-class team.  Visit us on the web at www.fabuniversal.com, email us at contact@fabuniversal.com.

Legal Notice

Legal Notice Regarding Forward-Looking Statements: "Forward-looking Statements" as defined in the Private Securities litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services, changes in our business strategies and acts of terror against the United States.

Contact:

Arthur Douglas and Associates

Art Batson

407-478-1120